                                                                  Exhibit D-4.1

                 [LETTERHEAD OF WALLER LANSDEN DORTCH & DAVIS]




                                  June 5, 2000

Mr. K. David Waddell
Executive Secretary
Tennessee Regulatory Authority
460 James Robertson Parkway
Nashville, Tennessee 37243

     Re: LG&E Energy Corp. merger with PowerGen plc
         ------------------------------------------

Dear Mr. Waddell:

     The purpose of this letter is to inform the Tennessee Regulatory Authority ("TRA") that LG&E Energy Corp. ("LG&E Energy"), a Kentucky holding company that is the parent company of Kentucky Utilities Company ("KU"), has agreed to merge with PowerGen plc ("PowerGen"), a public limited company formed under the laws of England and Wales. We have been asked by LG&E to request confirmation that the proposed LG&E Energy - PowerGen merger (the "Merger") does not require approval by the TRA.

     KU is an electric utility authorized by the TRA to provide electric service in the State of Tennessee. Currently, KU has five (5) customers in Tennessee; its primary operations are in Kentucky and Virginia. LG&E Energy is a holding company which owns KU and Louisville Gas and Electric Company. KU and Louisville Gas and Electric Company are separate operational subsidiaries of LG&E Energy.

     It is our position that the proposed Merger does not require TRA approval because neither KU Energy nor PowerGen is a "public utility" within the meaning of T.C.A. Section 65-4-101. Consequently, T.C.A. Section 65-4-112, the statute that gives the TRA jurisdiction to approve certain public utility mergers, is not applicable to the companies in question and thus the Merger is outside the scope of the TRA's jurisdiction.

Mr. K. David Waddell
June 5, 2000
Page 2


     On behalf of LG&E Energy, I would appreciate receiving written confirmation that approval of the proposed Merger by the TRA is not required. As you may recall, we made a similar request in connection with the earlier merger of KU Energy Corp. (the then parent of KU) and LG&E Energy in 1997. Here, as with the 1997 merger, the merging companies are both holding companies and the respective component operating utility companies (subsidiaries), including KU, will maintain their independent operating characteristics after the Merger. Copies of our 1997 correspondence are enclosed for your reference. (Tab A). Also enclosed, for your general information is a copy of the Joint Application of PowerGen and LG&E Energy to the Kentucky Public Service Commission, filed March 15, 2000, (Tab B) and copies of the organizational charts of LG&E Energy (Tab C) and PowerGen (Tab D) prior to the Merger and a copy of the PowerGen proposed organizational chart after the Merger. (Tab E).

     The proposed Merger is subject to approval by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Section 9(a)(2) of the PUHCA provides, in part, that unless an acquisition such as the proposed Merger has been approved by the SEC, it is unlawful "for any person ... to acquire, directly or indirectly, any security of any public-utility company," if that person will by virtue of the transaction come to own five percent or more of the voting securities of two or more public-utility companies. See 15 U.S.C. (S) 79i(a)(2). As a subsidiary of LG&E
                          ---
Energy, KU is a public-utility company for purposes of PUHCA. As a result of the proposed Merger, PowerGen will be deemed to acquire indirectly more than five percent of the voting securities of KU and the other utility company subsidiaries of LG&E Energy. Therefore, PowerGen is required to obtain SEC approval under PUHCA prior to completing the proposed Merger.

     Under Section 10(f) of PUHCA, the SEC may not approve a proposed merger unless, inter alia, "it appears ... that such State laws as may apply in respect
        ----------
of such acquisition have been complied with ...." See 15 U.S.C. (S) 79j(f). In
                                                  ---
order to ensure that the provisions of Section 10(f) are satisfied, the SEC requires the filing of "a certified copy of any findings, orders, or certificates evidencing express authorization of any part of the proposed transaction by each ... State or Federal commission." See 17 C.F.R. 259.101. To
                                                      ---
ensure that the interests of utility consumers are protected on a going-forward basis, the SEC routinely requests that each State served by a public-utility company which is subject to the requirements of Section 10 provide a certification that the State has the authority and resources

Mr. K. David Waddell
June 5, 2000
Page 3


to protect its resident utility consumers after the transaction is consummated. The SEC's protocol is to make a request directly for this certification. Therefore, the TRA will be contacted in the near future by the SEC, by letter, with a request for written confirmation for the SEC's records that the State of Tennessee, through the TRA, will continue to have the statutory authority and regulatory resources to protect the Tennessee rate-paying consumers of KU following the Merger.

     We would appreciate your prompt response to this request and to the anticipated request from the SEC. Thank you in advance for your time and attention to this matter.

                                                 Sincerely,

                                                 /s/ D. Billye Sanders

                                                 D. Billye Sanders

DBS/WHC:cl
Enc.
cc: Richard Collier, Esq. (TRA General Counsel)
    Walter H. Crouch, Esq.
    J. Wade Hendricks, Esq.
    Richard T. Miller, Esq.
    Michael S. Beer, Esq.

                                                                       Exhibit A

                [LETTERHEAD OF TENNESSEE REGULATORY AUTHORITY]


December 8, 1997


D. Billye Sanders. Esq.
Waller, Lansden, Dortch and Davis
511 Union Street, Suite 2100
Nashville, TN 37219

Re: Merger of KU Energy Corporation and LG&E Energy Corporation.

Dear Ms. Sanders:

I received your letter dated October 21, 1997. I have reviewed the details of the letter which sets out the merger between KU Energy Corporation and LG&E Energy Corporation. According to the charts you have provided, the merger involves the two companies and a holding company with the component companies maintaining their own operating structures. It would appear that as long as the entities retain their independent operating characteristics they do not fall under the requirement of the Tennessee Regulatory Authority for approval of the merger. Neither would it require the transfer of any Certificate of Public Convenience and Necessity, should one be held.

Thank you for informing the Authority of the merger.

Sincerely,

/s/ Dennis P. McNamee

Dennis P. McNamee
General Counsel

cc: K. David Waddell, Executive Secretary.

                [LETTERHEAD OF TENNESSEE REGULATORY AUTHORITY]



                                December 8, 1997

Ms. D. Billye Sanders
Waller Lansden Dortch & Davis
Nashville City Center
511 Union Street, Suite 2100
PO Box 198966
Nashville, TN 37219-8966

     Re: Merger of KU Energy Corp. and LG&E Energy Corp.

Dear Ms. Sanders:

     This is in response to your letter dated October 21, 1997, which notifies the Authority of the merger of KU Energy Corp. ("KU Energy") with LG&E Energy Corp. ("LG&E Energy"). According to your letter, neither KU Energy nor LG&E Energy have certificates of authority in Tennessee. Also according to your letter, the respective utility operating companies held by KU Energy and LG&E Energy will continue to operate separately. Based on these representations, Authority approval of this merger is not required.

     Thank you for informing the Authority of this matter. Please address any other questions to David Sapper at (615) 741-2904 ext. 155.


                                                 Sincerely.

                                                 /s/ K. David Waddell

                                                 K. David Waddell
                                                 Executive Secretary

C:  Chris Klein
    Dennis McNamee
    David Sapper

                 [LETTERHEAD OF WALLER LANSDEN DORTCH & DAVIS]


                                October 21, 1997

Mr. Dennis McNamee
General Counsel
Tennessee Regulatory Authority
460 James Robertson Parkway
Nashville, Tennessee 37243

     Re: Merger of KU Energy Corporation ("KU Energy") and LG&E Energy Corp.
         -------------------------------------------------------------------
         ("LG&E Energy")
         ---------------

Dear Dennis:

     The purpose of this letter is to inform the Tennessee Regulatory Authority ("TRA") that KU Energy and LG&E Energy (each is a Kentucky corporation) intend to merge (the "Merger") and to request confirmation that the Merger does not require approval by the TRA.

     KU Energy is the parent company of Kentucky Utilities Company ("KU"). KU is an electric utility authorized by the TRA to provide electric service in the State of Tennessee. KU's primary operations are in the States of Kentucky and Virginia. LG&E Energy is a holding company which owns Louisville Gas and Electric Company ("LG&E"). After the Merger, LG&E Energy will be the surviving holding company and the utility operating companies, KU and LG&E, will not be merged, but will continue to operate as separate subsidiaries of LG&E Energy.

     It is our position that the Merger does not require TRA approval because neither KU Energy nor LG&E Energy is a public utility within the meaning of T.C.A. Section 65-4-101. Consequently, T.C.A. Section 65-4-112, the statute that gives the TRA jurisdiction to approve certain public utility mergers, is not applicable to the companies in question and thus the Merger is outside the scope of the TRA's jurisdiction.

     Although we are unaware of any statutory requirement to do so, as a matter of courtesy, we are informing you of the change in control of KU. Pursuant

Mr. Dennis McNamee
October 21, 1997
Page 2


to your request in our recent telephone conversation regarding the Merger, I am enclosing a copy of the organizational charts of KU Energy and LG&E Energy prior to the Merger and a copy of the LG&E organizational chart after the Merger.

     I would appreciate written confirmation that the TRA does not have jurisdiction over the Merger as outlined in this letter and therefore no approval is required.

     We would appreciate your prompt response to this request. Thank you in advance for your time and attention to this matter.

                                                 Sincerely,

                                                 /s/ D. Billye Sanders

                                                 D. Billye Sanders

DBS:lmb

cc: Walter H. Crouch, Esq.
    J. Wade Hendricks, Esq.

                            Corporate Structure of
                               LG&E Energy Corp.
                               Following Merger


                                       LG&E Energy Corp.

                Lousvill Gas and   LG&E Energy     Kentucky Utilities      KU Capital        LG&E Gas
                Electric Company     Systems             Company          Corporation      Systems Inc.

LG&E Enertech      LG&E Power       LG&E Home      LG&E International   Western Kentucky   LG&E Natural
   Inc.               Inc.         Services Inc.         Inc.             Energy Corp.         Inc.

                   LG&E Power                                                              LG&E Natural
                Development Inc.                                                          Marketing Inc.

                  LG&E Energy
                 Marketing Inc.

[LOGO OF KU ENERGY]

                                               KU ENERGY
                                              CORPORATION

                  KENTUCKY UTILITIES                                KU CAPITAL
                       COMPANY                                      CORPORATION
              (INCLUDING ODP OPERATIONS)

              ELECTRIC      OHIO VALLEY
             ENERGY, INC.    ELECTRIC
                (20%)       CORPORATION
                             (2 1/2%)
   KUCC          KUCC        KUCC         KUCC         KUCC          KUCC        KUCC         KUCC
   PARIS     FREDERICKSON  FERNDALE     CLEBURNE    PORTLAND 34     34 LTD    DEVELOPMENT   HEMWEG 8
CORPORATION  CORPORATION  CORPORATION  CORPORATION  CORPORATION  CORPORATION  CORPORATION  CORPORATION

Corporate
------------
Structure

                               Current Structure
                           Major Active Corporations
                                 June 30, 1997

                                                       LG&E Energy Corp.
                    Louisville Gas and  LG&E Energy Systems Inc.                                                      LG&E Gas
                     Electric Company                                                                                Systems Inc.


LG&E Enertech Inc.   LG&E Power Inc.    LG&E Home Services Inc.    LG&E International Inc.    Western Kentucky     LG&E Natural Inc.
                                                                                                 Energy Corp.

                       LG&E Power                                                                                    LG&E Natural
                    Development Inc.                                                                               Marketing Inc.

                      LG&E Energy
                     Marketing Inc.

                                                                       EXHIBIT B

                            COMMONWEALTH OF KENTUCKY

                      BEFORE THE PUBLIC SERVICE COMMISSION


In the Matter of:

     JOINT APPLICATION OF                   )
     POWERGEN plc, LG&E ENERGY CORP.,       )
     LOUISVILLE GAS AND ELECTRIC COMPANY,   ) CASE NO. 2000-095
     AND KENTUCKY UTILITIES COMPANY         )
     FOR APPROVAL OF A MERGER               )

                                JOINT APPLICATION
                                -----------------

     PowerGen plc ("PowerGen"), LG&E Energy Corp. ("LG&E Energy"), Louisville Gas and Electric Company ("LG&E"), and Kentucky Utilities Company ("KU") (collectively referred to as "Applicants"), by counsel, hereby petition the Commission for approval, pursuant to KRS 278.020(4) and (5), of the transfer of ownership and control of LG&E and KU, all in accordance with the terms of the Agreement and Plan of Merger dated as of February 27, 2000, between PowerGen and LG&E Energy ("the Agreement").

I.   Introduction

     1. Between February 25 and 27, 2000, the Boards of Directors of PowerGen (acting through a subcommittee on authority granted earlier by the full board) and LG&E Energy held meetings and approved a merger between LG&E Energy and Merger Sub (a corporation to be formed and indirectly owned by PowerGen for the purpose of facilitating the merger) and related transactions. A true copy of the Agreement is attached as Appendix A to this Application. Under the Agreement, LG&E Energy will merge with Merger Sub; LG&E Energy will survive the merger; Merger Sub will cease to exist; LG&E Energy will become an indirect subsidiary of PowerGen; and LG&E and KU will remain subsidiaries of LG&E Energy. LG&E Energy will consequently have four (4) first tier subsidiaries -- LG&E, KU, LG&E Capital Corp. and LG&E Energy Marketing, Inc. In addition, to comply with the Public Utility Holding Company Act of 1935 ("PUHCA"), LG&E Energy Services, Inc. will become a first tier subsidiary of LG&E Energy, as more fully discussed below. There will be additional companies between LG&E Energy and PowerGen, each of which will be organized under the laws of either a member state of the European Union or a state of the United States. All of the intermediate companies will be, directly or indirectly, wholly owned by PowerGen and will have no public or private institutional equity or debt holders. Such structures are typical for U.K.-U.S. cross-border transactions and will exist primarily for the purpose of creating an economically efficient and viable structure for completing the transaction and owning LG&E Energy.

II.  Applicants

     2. PowerGen is a public limited company formed under the laws of England and Wales. PowerGen's ordinary shares are traded on the London Stock Exchange, and its American Depository Receipts are listed on the New York Stock Exchange. PowerGen is a holding company that was formed in 1998 following a corporate reorganization that made PowerGen UK plc ("PowerGen UK"), a subsidiary of PowerGen, the main operating subsidiary of the group. PowerGen is one of the world's major independent power businesses and, through PowerGen UK, has become one of the United Kingdom's leading integrated electricity and gas companies. PowerGen UK was created as a result of the privatization and restructuring of the electricity industry in England and Wales in 1990. PowerGen, through its subsidiaries (PowerGen and its subsidiaries sometimes collectively referred to herein as "PowerGen"), owns and operates nine power stations across England and Wales with a generating capacity of approximately 10,000 MW, and competes in the UK's "electricity pool" through which wholesale electric power is traded. In 1998, PowerGen acquired East Midlands Electricity ("EME"), the third largest regional electric distribution company in England and Wales, which at that time supplied some 2.3 million residential and business customers. PowerGen's retail business now supplies electricity and gas to some 2.6 million customer accounts and is on target to meet its objective of 5 million by 2002.

     PowerGen also conducts trading, shipping and pipeline operations. PowerGen is the UK's leading developer and operator of combined heat and power plants (known as cogeneration in the U.S.), is involved in renewable energy ventures, and is a leading independent power project developer with projects in Europe, India and the Asian Pacific area.

     The mailing address of PowerGen is 53 New Broad Street, London EC2M 1SL, England. PowerGen is not a public utility in Kentucky as that term is defined by KRS 278.010(3). Charts showing PowerGen's corporate structure before and after the merger are attached, respectively, as Appendices B and C to this Application. PowerGen's Articles of Association and Memorandum of Association are attached as Appendix D to this Application.

     3. LG&E Energy is a corporation organized pursuant to Kentucky law. Its post office address is 220 West Main Street, Louisville, Kentucky 40202. By Order dated May 25, 1990, in Case No. 89-374, the Commission approved the reorganization of LG&E as a regulated subsidiary of LG&E Energy, and determined that LG&E Energy is not a public utility as defined by KRS 278.010(3). The record in that case is on file with the Commission and is incorporated by reference in this Application. In Case No. 97-300, the Commission approved the merger of KU's then-parent company with and into LG&E Energy with LG&E Energy being the surviving company. In Case No. 97-300, the Commission again determined that LG&E Energy is not a public utility as defined by KRS 278.010. The record in Case No. 97-300 is on file with the

Commission and is incorporated by reference in this Application. Pursuant to 807 KAR 5:001 (S)8(3), a certified copy of LG&E Energy's Articles of Incorporation is attached as Appendix E to this Application. A chart depicting LG&E Energy's corporate structure is attached as Appendix F to this Application.

     4. LG&E is a Kentucky corporation with the same post office address as LG&E Energy. LG&E is a utility as defined by KRS 278.010(3)(a) and (b), provides retail electric service to approximately 360,000 customers and retail gas service to approximately 290,000 customers in 17 counties in Kentucky, and is subject to this Commission's jurisdiction as to its retail rates and service. A certified copy of LG&E's Articles of Incorporation is attached as Appendix G to this Application.

     5. KU is a corporation organized pursuant to Kentucky and Virginia law. KU's post office address is One Quality Street, Lexington, Kentucky 40507. KU is a utility as defined by KRS 278.0l0(3)(a), provides retail electric service to approximately 478,000 customers in 77 counties in Kentucky and five counties in southwestern Virginia, and is subject to this Commission's jurisdiction as to its retail rates and service in Kentucky. A certified copy of KU's Articles of Incorporation is attached as Appendix H to this Application. In Case No. 97-300, by Order dated September 12, 1997, the Commission approved the merger of KU's parent company with and into LG&E Energy, with LG&E Energy being the surviving parent company. As a result of that merger, KU joined LG&E as a subsidiary of LG&E Energy.

III. The Merger Will Be Made in Accordance with Law

     6. The merger will be consummated in accordance with law. LG&E Energy was incorporated under Kentucky law on November 14, 1989, to become a holding company for LG&E following the reorganization of LG&E and LG&E Energy. Following merger with KU's then-holding company pursuant to the Commission's Order in Case No. 97-300, LG&E Energy also became KU's holding company. Upon LG&E Energy's merger with Merger Sub, it is expected that PowerGen and the intermediate companies between PowerGen and LG&E Energy will become registered public utility holding companies under the Public Utility Holding Company Act of 1935 ("PUHCA"), and that LG&E Energy, LG&E and KU will become part of PowerGen's registered holding company system. KU, by virtue of its ownership of an interest in Electric Energy, Inc., will remain a holding company, though exempt from registration under PUHCA. After the merger, the Commission will have the same ratemaking and regulatory authority to regulate the rates and services of LG&E and KU as it did before the Merger. The merger will have no effect on LG&E's or KU's contractual relationship with or ownership interest in the Ohio Valley Electric Corporation, and no effect on KU's contractual relationship with or ownership interest in Electric Energy, Inc. LG&E will continue in existence as a corporation organized under Kentucky law. KU will continue in existence as a corporation organized under Kentucky and Virginia law.

     7. Both PowerGen and LG&E Energy shareholders must approve the merger. PowerGen has scheduled its shareholder meeting for June 5, 2000, and LG&E Energy expects to schedule a shareholder meeting in early June 2000.

     8. Performance of the Agreement is subject to a number of other conditions as well.

     It is subject to approval by the Virginia State Corporation Commission, and such regulatory approval as may be required by the Tennessee Regulatory Authority.

     Applicants must receive approval of the merger from the Federal Energy Regulatory Commission ("FERC").

     Applicants must receive approval by the Securities and Exchange Commission ("SEC"), after which PowerGen and all the intermediate companies expect to register with the SEC as holding companies under PUHCA. As a result of provisions in PUCHA, Applicants plan to utilize a service company ("LG&E Energy Services, Inc.") to provide LG&E and KU with administrative, management and support services pursuant to a Service Agreement. The Kentucky regulatory implications of PUHCA registration are discussed below.

     A filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will be made, but Applicants do not believe the merger implicates any provision of the federal antitrust laws.

     A filing under the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988 will be made, although Applicants do not believe that the merger will affect national security interests or that any action will be taken under that statute.

     Copies of the final Service Agreement, as well as the other filings noted herein, will be filed with this Commission when or shortly after they are filed with the other commissions or agencies.

     In addition, PowerGen may be required to make filings or give notice under the United Kingdom's Electricity Act of 1989, the Fair Trading Act of 1973 and regulations of the European Community.

     Because the Applicants will undergo the aforementioned approvals, the merger will be in accordance with the law.

IV.  Corporate Structure and Regulation Following the Merger

     9. After receipt of all necessary regulatory approvals and satisfaction or waiver of other conditions to the consummation of the transaction, Merger Sub will merge with LG&E Energy and LG&E Energy will be the surviving Kentucky corporation. The merger structure is shown in Appendix I to this Application. After the merger, PowerGen will then indirectly own 100% of the issued and outstanding stock of LG&E Energy, and LG&E Energy will own 100% of the common stock of LG&E and KU. The holders of LG&E Energy common stock will not become holders of PowerGen's ordinary shares, but each share of LG&E Energy's common stock will be converted into the right to receive $24.85 cash. The shares held by owners of PowerGen's ordinary shares will not be converted or exchanged. The preferred stock and debt obligations of LG&E and KU will not be changed, converted, or otherwise exchanged in the merger and will continue to be the respective obligations of LG&E and KU following the merger.

     10. Following the merger, LG&E Energy will continue as a separate Kentucky corporation with two direct operating utility subsidiaries: LG&E and KU. LG&E will continue its separate corporate existence, operating under the name "Louisville Gas and Electric Company." KU will continue its separate corporate existence, operating under the name of "Kentucky Utilities Company."

     11. At the time the merger becomes effective, PowerGen will promptly increase the size of its Board of Directors to allow LG&E Energy's Chief Executive Officer to be appointed to PowerGen's Board of Directors. LG&E Energy's Chief Executive Officer shall also continue to serve as Chairman and Chief Executive Officer of LG&E Energy. Some of the Directors of LG&E Energy at the effective time of the merger will be invited to serve as members of a U.S. Advisory Board to provide advice with respect to the operations of LG&E Energy and its subsidiaries, business and regulatory developments in the United States, and such other matters as the Advisory Board members, PowerGen, and LG&E Energy shall mutually agree. Following the merger, LG&E Energy's Board of Directors shall consist of three members, one of whom shall be the current Chairman of LG&E Energy prior to the merger. Similar compositions for the boards of LG&E and KU are expected after the merger. The respective corporate officers of LG&E and KU shall be entitled to maintain their current titles and responsibilities as officers of LG&E and KU, respectively, unless and until otherwise determined by LG&E's Board of Directors and KU's Board of Directors, respectively.

     12. LG&E and KU will continue to function as public utilities subject to the regulatory jurisdiction of this Commission and, as to KU, the Virginia State Corporation Commission, and, to the extent required by applicable law, the Tennessee Regulatory Authority. The FERC will continue to regulate LG&E's and KU's transmission services and wholesale rates as before the merger. LG&E will continue to own and operate various non-jurisdictional subsidiaries consistent with this Commission's approvals in Case No. 89-374, including those subsidiaries engaged in the lease and operation of the facilities of Big Rivers Electric Corporation as approved by this Commission in Case Nos. 97-204 and 97-267.

                    Holding Company Registration Under PUHCA
                    ----------------------------------------

     13. PowerGen and the intermediate companies are expected, subject to SEC approval of the merger, to register as holding companies under PUHCA. As registered holding companies, they will be subject to various statutory and administrative requirements under PUHCA. The SEC has jurisdiction over registered holding companies and, among other things, places certain restrictions on affiliate transactions including the holding companies' ability to provide services to the utility operating subsidiaries, and the allocation of costs to and from utility operating companies within the holding company structure. As part of the merger approval under PURCA, the SEC will review the Applicants' non-utility operations, LG&E's continued operation as a combined gas and electric company and the corporate structure proposed for the merged company. Further, the SEC will request certification from state regulatory commissions confirming that they have the authority and resources to protect ratepayers within their jurisdiction and intend to exercise their authority.

     14. The Applicants will request that the SEC approve the continued operation of LG&E as a combination electric and gas utility. In the SEC filing, the Applicants will demonstrate that continued operation by LG&E as a combination electric and gas utility is in the public interest. The loss of the ability to operate as a combination utility would result in higher costs for both electric and natural gas service because the economies of shared services and resources would be lost. Applicants will submit to the Commission a copy of the SEC filing on this issue once it is available. The SEC will consider the preference of this Commission when considering whether to allow continued, combined operations. Applicants request that the Commission include in its Order approving the merger a finding that it is in the public interest for LG&E to remain a combination electric and gas utility.

     15. Registration under PURCA will also impose a number of restrictions on the operations of PowerGen and its subsidiary companies that are not Foreign Utility Companies ("FUCOs") as defined by Section 33 of PUHCA. These restrictions include a requirement that the SEC approve in advance securities issuances, sales and acquisitions of utility assets. and acquisitions of other businesses. In addition, PURCA limits the ability of registered holding companies and their subsidiaries to engage in various businesses. Generally stated, PUHCA limits a holding company's activities to utility operations, activities needed to support utility operations. energy related businesses, and telecommunications.

     16. PURCA prohibits registered holding companies from providing services to operating utility subsidiaries for a fee, and further greatly restricts operating companies from providing services directly to each other. Consequently, LG&E Energy Services, Inc. will be formed as a service company subsidiary to LG&E Energy to provide centralized administrative and corporate services. The SEC will then regulate the provision of services and allocation of costs from LG&E Energy Services, Inc. to LG&E and to KU to ensure that appropriate measures are used. Customers will experience no change in utility service due to the establishment of LG&E Energy Services, Inc. Services will be provided pursuant to the provisions of a Service Agreement between LG&E, KU and LG&E Energy Services, Inc. A draft copy of the Service Agreement is attached as Appendix J. The Service Agreement is not yet finalized, and will be subject to SEC approval when filed. However, a copy of the proposed Service Agreement will be provided to the Commission when filed with the SEC, and an additional copy will be provided to the Commission when approved by the SEC.

     17. The SEC will have regulatory authority regarding the governance of LG&E Energy Services, Inc. and the allocation of costs to the operating utilities. The SEC regulations are designed to ensure that the activities performed by the service company are "necessary or appropriate in the public utility interest or for the protection of investors or consumers and to insure that such [services] are performed economically and efficiently for the benefit of such associated companies at cost, fairly and equitably allocated among such companies." 15 U.S.C. (S)79m(b). Applicants believe that the proposed corporate structure and PURCA registration would not have a negative effect upon the ability of the Commission to regulate LG&E and KU. Accounting for service company costs will comply with the SEC's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies under PURCA, which for all practical purposes is identical to the FERO Uniform System of Accounts. Costs will either be directly assigned to the benefiting subsidiary or allocated using allocation methods approved by the SEC. Applicants believe that the Commission can be assured that costs are allocated between regulated and unregulated subsidiaries, and between utility operating companies, in an appropriate manner with no adverse consequences to utility customers. In addition, the SEC will have audit authority over all transactions between LG&E Energy Services, Inc. and the operating companies (LG&E and KU) and has historically invited both FERC and state regulatory commissions to participate in this process. Consequently, this Commission can participate in future SEC proceedings. Applicants also agree to permit the Commission reasonable access to the books and records of not only LG&E Energy and its subsidiaries, but to PowerGen and the intermediate companies, consistent with the exercise of the Commission's jurisdiction and authority.

     18. The merger will not alter the authority of the Commission to regulate LG&E's and KU's utility operations. LG&E and KU will continue to be public utilities under and subject to the Commission's jurisdiction. The merger and subsequent holding company registrations will not prevent the Commission or FERC from reviewing the books and records of either LG&E and KU or of their non-utility affiliates or parents and the companies will provide access to their personnel as well. After the merger, the Commission shall have the same ratemaking and regulatory authority to regulate the rates and services of LG&E and KU as it did before the merger. Furthermore, Applicants commit that they will not assert that the SEC's jurisdiction legally preempts the Commission from disallowing recovery in retail rates of the cost of goods and services that LG&E or KU obtain from LG&E Energy Services, Inc., provided that LG&E and KU otherwise retain the right to assert that the charges are reasonable and appropriate.

     19. Section 33(a)(2) of PUHCA (15 U.S.C.(S)79z-5b) provides, inter alia,
                                                                  ----------
that certain exemptions from its provisions afforded PowerGen UK and EME, foreign utility companies, are not applicable unless every State commission having jurisdiction over the retail electric rates of a public utility company that is an affiliate of PowerGen UK and EME has certified to the SEC that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority.

     20. Upon approval of the proposed merger, Applicants request that this Commission certify to the SEC pursuant to Section 33(a)(2) of PUHCA that this Commission has the authority and resources to protect LG&E's and KU's ratepayers subject to its jurisdiction and that it intends to exercise its authority.

V.   The Merger Is for a Proper Purpose

     21. The purpose of the merger is to make LG&E Energy part of a much larger enterprise well-positioned to serve customers given accelerating changes in the energy industry across the world, while maintaining the historic connections between both LG&E and KU and the communities they serve. The merger is critical for ensuring that both LG&E and KU remain able to continue to meet their commitments to their customers, to their communities and to the Commonwealth as a whole.

     22. Applicants recognize that the energy industry across the world has entered a period of accelerating evolution, continuing deregulation and regulatory change and increased competition. In this environment, size and scale have become critical and necessary prerequisites to success. The merger will result in sharing the best practices to provide the best possible service to customers at the lowest cost. By becoming part of a larger entity with greater resources, LG&E and KU will be better able to utilize new, economically beneficial developments in transmission and distribution technology, information systems, and capital markets. The Earnings Sharing Mechanism that has been established by the Commission for

LG&E and KU provides the ideal means of providing customers with a share of any benefits or cost reductions that may result from these efficiencies. Moreover, because PowerGen's existing utility operations are outside the U.S., there will be no increase in market concentration at either the wholesale or retail levels.

     23. PowerGen's experience in the UK and elsewhere will also benefit Kentucky consumers as the energy market evolves. In the past decade, the UK's electricity and gas markets have been restructured as the industry has evolved from a state owned monopoly to private ownership and competition. The solutions reached in industry restructuring in the UK are themselves still evolving and cannot be simplistically transplanted into the U.S. market. However, PowerGen's experience and expertise will be important in advancing LG&E's and KU's efforts in the competitive wholesale market, as well as in preparing LG&E and KU for restructuring and in helping to ensure they are prepared to compete and serve their customers well when retail restructuring occurs.

     24. The merger brings benefits to customers, employees of LG&E Energy and its subsidiaries, the Commonwealth as a whole and LG&E Energy's shareholders (a majority of whom are residents of Kentucky).

     After the merger, LG&E and KU will have the financial, technical, and managerial capabilities that are needed to provide efficient customer service to their utility customers. Customers will be better off as a result of this transaction and may benefit from improved service quality and operating efficiency resulting from reciprocal adoption of best practices. For employees, the merger represents an opportunity for growth as Kentucky becomes the U.S. base of operations for a large international entity. The transaction ensures that LG&E Energy and its employees remain at the forefront of an increasingly competitive U.S. electric industry, while foreign operations provide opportunities for LG&E Energy employees abroad. For Kentucky, the merger ensures that utility operations in Kentucky will remain headquartered in Kentucky, and that Kentucky will be the base for PowerGen's other anticipated U.S. operations. LG&E Energy's shareholders will receive a 58% premium over the trading price for their shares as of the last trading day before announcement of the merger.

     25. PowerGen is firmly committed to maintaining and supporting the relationships between LG&E and KU and the communities they serve. Following the merger, KU will continue to maintain its headquarters in Lexington, Kentucky, and LG&E will continue to maintain its headquarters in Louisville, Kentucky.

     26. The merger will enable LG&E and KU to become part of a merged entity with the size, resources, scale, and the experience to succeed in the rapidly evolving energy industry. Though part of a larger entity, LG&E and KU will continue to be regulated utilities subject to this Commission's jurisdiction with a continuing focus on serving their customers. The merger thus serves the interests of LG&E's and KU's customers, their communities and of the Commonwealth as a whole, and is therefore for a proper purpose.

VI. Following the Merger, LG&E and KU Will Have Abilities to Provide Reasonable Service

     27. Following the merger, the customers of LG&E and KU will continue to receive the same high-quality energy services and do business with their respective utilities as before the merger. PowerGen has the same level of commitment to high quality services that LG&E Energy has, and will fully support maintaining the LG&E and KU track record for service. As a result, LG&E and KU will continue to be highly responsive to customer needs. LG&E will remain in Louisville, Kentucky, and will maintain a substantial presence in Louisville and

LG&E's service territory. KU's headquarters will remain in Lexington, Kentucky, and KU will maintain a substantial presence throughout its service territory in order to conduct its statewide operations. LG&E and KU will continue to operate through regional offices with local service personnel and line crews available to respond to customers' needs.

     28. LG&E and KU will continue as direct subsidiaries of LG&E Energy and will continue to have the financial, technical, and managerial abilities required to provide high-quality, reliable service consistent with their statutory obligation to provide reasonable service.

         (a) Financial Abilities

     29. Following the merger, LG&E and KU intend to continue to maintain their balanced capital structure. PowerGen has in place bank facilities to finance the acquisition of LG&E Energy's common stock. PowerGen may also dispose of certain of its existing assets or some of LG&E Energy's (other than Kentucky jurisdictional) assets as part of its overall plan to refocus its strategic direction. Neither LG&E Energy nor any of LG&E Energy's subsidiaries, including LG&E and KU, will incur any additional indebtedness or issue any securities to finance any part of the purchase price paid by PowerGen for the LG&E Energy stock.

     PowerGen's Board of Directors does not intend to allow dividend policy to affect adversely the financial integrity or rates of either LG&E and KU after the merger. Both utilities will also benefit from PowerGen's enhanced ability to attract capital at reasonable rates and PowerGen's sustained ability to maintain already-strong mortgage bonds and investment grade credit ratings. If for any reason PowerGen is unable to provide needed capital, both LG&E and KU will have the ability in the future to seek alternative funding, subject to necessary regulatory approval. PowerGen assures the Commission that no cross guarantees of debt will be in place between the utilities and PowerGen or non-utility affiliates of PowerGen. LG&E and KU will provide financing for PowerGen's investments only through payment of dividends from shareholder-owned funds and will not guarantee the credit of any affiliates without Commission approval. Neither LG&E Energy nor any of LG&E's subsidiaries, including LG&E and KU, will borrow or issue any security, incur any debt or pledge any assets to finance any part of the purchase price for LG&E Energy's shares. PowerGen represents and agrees that the costs of the purchase of LG&E Energy's shares shall be excluded from the cost of service and rates of LG&E and KU.

         (b) Technical and Managerial Abilities

     30. LG&E and KU will continue to operate through regional offices with local service personnel and field crews available to respond to customers' needs and personnel necessary to operate and dispatch their existing systems. The post-merger management of LG&E Energy is expected to include the existing management of LG&E Energy, LG&E and KU.

     LG&E and KU will continue to be able to draw on the larger and more diverse managerial and employee pool that resulted from the merger approved by this Commission in Case No. 97-300. In addition, because both utilities will be part of a much larger entity with a more prominent international position, both should be better able to attract and retain the most qualified job applicants and employees. As part of the larger global entity, employees should also benefit from new and wider career opportunities. PowerGen is one of the UK's largest generating companies, and owns the UK's third largest regional electric distribution company. Moreover, PowerGen has, over the last decade, transitioned from a government owned monopoly to a participant in a competitive marketplace. This experience and expertise will be available to LG&E and KU as the U.S. market restructures and evolves. Neither LG&E nor KU will serve as an employer of last resort for employees, assets, or products associated with failed or troubled non-utility affiliate ventures of either PowerGen or LG&E Energy. As a result of the merger, the management of LG&E and KU stand to be strengthened and will not suffer a diversion of valuable management resources.

     31. Following the consummation of the merger, LG&E Energy's Board of Directors will consist of three persons, one of whom will be the current Chairman. Some of the existing Directors of LG&E Energy will be invited to serve as members of a U. S. Advisory Board to provide advice with respect to operations of LG&E Energy and its subsidiaries' businesses, regulatory developments in the United States generally, and such other matters upon which the members of the Advisory Board, PowerGen, and LG&E Energy shall mutually agree. The current Chairman and CEO of LG&E Energy will become a member of PowerGen's Board of Directors and will continue as Chairman and Chief Executive Officer of LG&E Energy.

     32. The merger preserves the heritage of the relationship that LG&E, KU and the Commonwealth have built, and continues the charitable/civic/education process that is of critical importance to the Commonwealth. After the effective date of the merger, PowerGen has agreed to make, or to cause LG&E and KU (through the LG&E Energy Foundation or otherwise) to continue to make, annual charitable and community contributions to the communities they serve, and otherwise maintain a substantial level of involvement in community activities in the Commonwealth comparable to or greater than normal annual aggregate levels of charitable contributions, community development, and related activities carried on by LG&E and KU prior to the date of the merger. PowerGen acknowledges that the primary purpose of the LG&E Energy Foundation is to support charitable causes in LG&E's and KU's service territories, and shall cause and ensure that, following the merger, it continues to support charitable causes in such service territories. The Foundation will remain under the control of the Board of Directors of LG&E Energy, and the Foundation's Board of Directors will consist, in majority, of employees knowledgeable of community interests within the service territories of LG&E and KU.

     33. LG&E and KU will continue to support economic development within the communities they serve and throughout the Commonwealth. Each currently works closely with state and local economic development agencies to attract and retain businesses and jobs in the Commonwealth. After the merger, LG&E and KU will not only continue these activities, but, because they will be part of a larger global operation, will have broader contacts worldwide and be better able to both attract economic development to the Commonwealth and strengthen existing relationships. For example, Toyota is not only one of KU's largest customers, but one of PowerGen's customers as well. This increased worldwide presence and increased connection will enhance their economic development efforts, as well as those of the Commonwealth.

         (c) Utility Accounts and Affiliate Transactions

     34. Following consummation of the merger, LG&E and KU will continue to operate as public utilities, will keep their respective books and records, will make accounting entries according to the Uniform System of Accounts (LG&E Energy Services, Inc.'s costs will comply with the SEC's essentially identical system), and will render appropriate reports in the same manner as they do now. Payment for the LG&E Energy shares will be recorded in PowerGen's books, not those of LG&E Energy or its subsidiaries, which will neither incur debt nor issue equity to fund the purchase of shares. After the merger, LG&E Energy, LG&E, and KU also will continue to adhere to the applicable conditions described in the Commission's orders in Case Nos. 89-374, 10296, and 97-300, including but not limited to, reporting requirements, and access to the books and records of other affiliates and subsidiaries engaged in transactions with LG&E and KU.

VII. The Merger Is Consistent with the Public Interest

     35. The merger is consistent with the public interest. As indirect subsidiaries of PowerGen, LG&E and KU will be part of a larger, stronger entity with an international presence. They will be better able to withstand the impact of increased competition and industry change, and better able to ensure that their customers continue to receive the benefits flowing from their combined operation. The operation of LG&E Energy as a wholly owned, indirect subsidiary of PowerGen is essential to preserve the strength and stability of LG&E Energy and its utility subsidiaries at a time of increasing change and competition. The merger will preserve the benefits currently provided to customers and is consistent with the public interest. The merger will not detract from the benefits customers currently receive as a result of the merger approved in Case No. 97-300, including LG&E's and KU's merger surcredits, and the merger dispatch savings and lower fuel costs distributed through LG&E's and KU's fuel adjustment clauses. The merger will have no impact on LG&E's and KU's commitment to operate under the Earnings Sharing Mechanism tariffs. Indeed, the framework created by the Earning Sharings Mechanism provides a balanced approach to regulation within the Commonwealth.

VIII. Testimony and Exhibits

     36. The Application is supported by appendices to this application. E.A. Wallis, Chairman and Chief Executive of PowerGen, and Roger W. Hale, Chairman and Chief Executive Officer of LG&E Energy have filed testimony regarding the purpose of the merger and the managerial abilities of PowerGen, LG&E Energy, LG&E and KU after the merger. Testimony by Caroline A. Sheers, Director of Mergers and Acquisitions of PowerGen, describes

PowerGen's financial ability to consummate the transaction, the financial strength of the merged company after the transaction and the potential for achieving efficiencies. Testimony by Michael D. Robinson, Vice President and Controller of LG&E Energy, addresses the accounting issues following the merger. Testimony by Dr. Karl McDermott, Vice President of National Economic Research Associates, Inc., addresses criteria assessing whether a merger or acquisition is in the public interest, and applies those criteria to the acquisition of LG&E Energy by PowerGen. Dr. Donald J. Mullineaux, Director of the School of Management at the Gatton College of Business and Economics at the University of Kentucky addresses whether the acquisition is in the interest of the Commonwealth and its citizens and discusses the benefits flowing from the acquisition. Testimony by Robert M. Hewett, Group Executive of Regulatory Affairs of LG&E and KU, addresses regulatory issues and the technical and managerial capability LG&E and KU will have following the merger. The verified testimony of the above listed witnesses is attached as Appendix K to this Application.

     WHEREFORE, Applicants request that the Commission, after hearing, enter a final order as follows:

     1. Finding that, after the acquisition of ownership and control of LG&E Energy Corp. by PowerGen pursuant to the merger, Louisville Gas and Electric Company and Kentucky Utilities Company will continue to have the financial, technical, and managerial abilities necessary to provide reasonable service to their respective customers, and that the transfer of ownership and acquisition of control of Louisville Gas and Electric Company and Kentucky Utilities Company is in accordance with law, for a proper purpose, and consistent with the public interest pursuant to KRS 278.020;

     2. Approving the transfer of ownership of Louisville Gas and Electric Company and Kentucky Utilities Company through the acquisition of ownership and control of LG&E Energy Corp. by PowerGen upon the merger of Merger Sub into LG&E Energy Corp. pursuant to KRS 278.020(4) and (5);

     3. Determining that neither LG&E Energy Corp. nor PowerGen or any intermediate company between LG&E Energy Corp. and PowerGen will, by reason of ownership of all outstanding shares of common stock of LG&E Energy Corp., which in turn owns all outstanding common shares of Louisville Gas and Electric Company and Kentucky Utilities Company, be a utility in Kentucky as defined in KRS 278.010(3) as they will not own, operate, or manage any facilities used in connection with the generation, production, transmission, and distribution of electricity to or for the public for compensation or own, operate, or manage any facility used in connection with the production, manufacture, storage, distribution, sale, or furnishing of natural or manufactured gas to or for the public, for compensation for light, heat, power or other uses; and

     4. Finding that it is in the public interest for LG&E to remain a combination gas and electric utility following consummation of the merger

     5. Applicants further request that the Commission certify to the SEC under
Section 33(a)(2) of PUHCA that this Commission has the authority and resources to protect the ratepayers of LG&E and KU subject to its jurisdiction and it intends to exercise its authority.

March 15, 2000                              /s/ David Jackson
                                            ------------------------------------
                                            David Jackson
                                            General Counsel & Company Secretary
                                            PowerGen plc
                                            53 New Broad Street
                                            London, EC2 1SL

                                            /s/ John R. McCall
                                            ------------------------------------
                                            John R. McCall,
                                            Executive Vice President
                                            General Counsel and
                                            Corporate Secretary
                                            Michael S. Beer
                                            Senior Corporate Attorney
                                            LG&E Energy Corp.
                                            220 West Main Street
                                            Louisville, Kentucky 40202

                                            /s/ Richard F. Newell
                                            ------------------------------------
                                            Richard F. Newell
                                            Kendrick R. Riggs
                                            J. Wade Hendricks
                                            Ann E. Eberle
                                            Maureen M. Carr
                                            OGDEN NEWELL & WELCH
                                            1700 Citizens Plaza
                                            500 West Jefferson Street
                                            Louisville, Kentucky 40202

                             CERTIFICATE OF SERVICE
                             ----------------------

     This is to certify that, on March 15, 2000, a copy of the foregoing was filed with the Public Service Commission of Kentucky by hand delivery and sent by overnight courier or mail, postage-prepaid to:

Hon. Elizabeth E. Blackford
Hon. Dennis G. Howard, II
Assistant Attorneys General
Office for Rate Intervention
1024 Capital Center Drive
Frankfort, KY 40602

Hon. David F. Boehm
Hon. Michael L. Kurtz
Boehm, Kurtz & Lowry
2110 CBLD Center
36 East Seventh Street
Cincinnati, OH 45202

Hon. Carol Raskin
Legal Aid Society. Inc.
425 West Muhammad Ali Boulevard
Louisville, KY 40202

Hon. David A. McCormick
General Attorney
Office of The Judge Advocate General
Department of the Army
(DAJA-RL 3970)
901 N. Stuart Street Rm 713
Arlington. VA 22203-1837

Hon. Richard G. Raff
Staff Counsel
Public Service Commission
211 Sower Blvd.
Frankfort KY 40601

Hon. Don Meade
Counsel for IBEW, Local 2100
Miller & Meade, P.S.C.
802 Republic Bldg.
429 W. Muhammad Ali Blvd.
Louisville, KY 40202

Hon. Edward W. Gardner
Hon. Michael Keith Horn
Department of Law
200 East Main Street
Lexington, KY 40507

Mr. Jack E. Burch
Executive Director
Community Action Council
892 Georgetown Street
P.O. Box 11610
Lexington, KY 40576

Hon. Anthony G. Martin
Attorney at Law
325 Henry Clay Blvd.
Lexington, KY 40502

Hon. Joe F. Childers
Kentucky Association for
Community Action
201 West Short Street, Suite 310
Lexington, KY 40507

Hon. W. Henry Graddy, IV
W. H. Graddy & Associates
Kentucky Resources Council
103 Railroad Street
P.O. Box 4307
Midway, KY 40347

Hon. Mark W. Dobbins
Tilford, Dobbins, Alexander
Buckaway & Black
1400 One Riverfront Plaza
Louisville, KY 40202

Hon. Walker C. Cunningham, Jr.
Jefferson County Attorney
Suite 688, Starks Building
Louisville, KY 40202

Hon. Iris Skidmore
Hon. Ronald P. Mills
Counsel for NREPC
Office of Legal Services
Capital Plaza Tower, 5th Floor
Frankfort, KY 40601

Mr. John M. Stapleton
Director Division of Energy
663 Teton Trail
Frankfort, KY 40601

Michael S. Beer
Senior Corporate Attorney
LG&E Energy Corp.
220 West Main Street
Louisville, KY 40202

Mr. Kip Bowmar
Executive Director
Kentucky Association for
Community Action
900 Wilkinson Blvd.
Frankfort, KY 40601

Mr. Robert L. Madison
5407 Baywood Drive
Louisville, KY 40241-1318

Mr. Tom FitzGerald
Kentucky Resources Council, Inc.
P.O. Box 1070
Frankfort, KY 40602

Hon. John D. Myles
Attorney for KAPHCC
413 Sixth Street
Shelbyville, KY 40065

Mr. Robert M. Hewett
Group Executive-Regulatory Affairs
Kentucky Utilities Company
One Quality Street
Lexington, KY 40507

Hon. James M. Miller
Sullivan, Mountjoy, Stainback
and Miller, P.S.C.
100 St. Ann Building
P.0. Box 727
Owensboro, KY 42302-0727

Hon. Douglas L. Beresford
Hon. George F. Hobday, Jr.
LONG ALDRIDGE & NORMAN, LLP
701 Pennsylvania Avenue. N.W.
Suite 600
Washington, DC 20004


                                         /s/ Kendrick R. Riggs
                                         ---------------------------------------
                                         Counsel for PowerGen, LG&E Energy,
                                         Louisville Gas and Electric Company and
                                         Kentucky Utilities Company

                                                                Exhibit C

See LG&E Energy Corporate Charts (filed on paper format on Form SE on April 26, 2000, File No. 70-9671).

                                                                       EXHIBIT D

See Powergen plc Corporate Chart filed as Exhibit F-1.1 to Powergen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

See Description of the Companies in the Powergen System, filed as Exhibit F-1.2 to Powergen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.

                                                                       Exhibit E



See Combined Powergen/LG&E Energy Corporate Chart filed as Exhibit F-3.1 to Powergen plc's Form U-1 filed April 26, 2000, File No. 70-9671, and incorporated by reference herein.